Exhibit 3.1.5

CERTIFICATE OF MERGER

OF

Cardinal Acquisition Corporation, a Delaware Corporation

INTO

Compass International Services Corporation, a Delaware Corporation

In compliance with the requirements of Section 251 of the General Corporation Law of the State of Delaware, as amended or supplemented from time to time, the undersigned corporations hereby certify that:

1. The name and state of incorporation of each of the constituent corporations are as follows:

(i)	Cardinal Acquisition Corporation	Delaware

(ii)	Compass International Services Corporation	Delaware

2. An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware.

3. The name of the surviving corporation in the merger is Compass International Services Corporation.

4. The Certificate of Incorporation of the surviving corporation shall be amended to read in its entirety as set forth in Exhibit A attached hereto.

5. The executed Agreement and Plan of Merger between the aforesaid constituent corporations is on file at an office of the surviving corporation at: 300 Delaware Avenue, Suite 1704, Wilmington, Delaware 19801.

6. A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

7. This Certificate of Merger shall be effective at 5:00 p.m. local time as of the date of this filing.

IN WITNESS WHEREOF, each of the undersigned corporations has caused this Certificate of Merger to be signed by a duly authorized officer as of the 20th day of August, 1999.

Cardinal Acquisition Corporation		Compass International Service Corporation

By:	/s/ Joshua Gindin, Esq.	By:	/s/ Malmud Haq
Name:	Joshua Gindin, Esq.	Name:	Malmud Haq
Its:	Executive Vice President	Its:	CEO

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

COMPASS INTERNATIONAL SERVICES CORPORATION

The undersigned, in order to form a corporation under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the corporation is: Compass International Services Corporation.

SECOND: The address of the corporation’s registered office in the State of Delaware is: 300 Delaware Avenue, Suite 1704, Wilmington, Delaware 19801, and the name of its registered agent at such address is: Compass International Services Corporation, in the County of New Castle.

THIRD: The nature of the business or purposes to be conducted or promoted are: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 1,000 shares of common stock having a par value of $1.00 per share.

FIFTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized and empowered to make, alter or repeal the bylaws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any bylaw made by the board of directors.

SIXTH: The corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

SEVENTH: The election of directors need not be by written ballot, unless the bylaws of the corporation shall so provide.

EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article shall not eliminate or limit the liability of a director for (i) any breach or the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

NINTH: The Corporation shall, in accordance with and to the full extent now or hereafter permitted by law, indemnify and upon request advance expenses to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his acting as a director or officer of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense (including attorneys’ fees and expenses) actually and reasonably incurred by such person in respect thereof; provided, however, that the Corporation shall not be obligated to indemnify or advance expenses to any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by such person and not by way of defense, or (ii) for any amounts paid in settlement of an action effected without the prior written consent of the Corporation to such settlement. Such indemnification is not exclusive of any other right to indemnification provided by law, agreement or otherwise.

CERTIFICATE OF CHANGE

OF REGISTERED AGENT AND/OR REGISTERED OFFICE

OF

COMPASS INTERNATIONAL SERVICES CORPORATION

(Pursuant to Section 133 of the Delaware General Corporation Law)

FIRST: The Board of Directors of Compass International Services Corporation, a Delaware Corporation, on this 26th day of May, 2005, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is changed to 1201 Market Street, Suite 800, Wilmington, Delaware 19801 County of New Castle.

SECOND: The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served is hereby changed to NCO Funding, Inc.

THIRD: The Corporation does hereby certify that the foregoing is a true copy of the resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 26th day of May, 2005.

By:	/s/ Joshua Gindin
Name:	Joshua Gindin
Title:	Secretary